EXHIBIT 99.1

            Veridium Announces Third Quarter 2003 Financial Results

Paterson, New Jersey, November 14, 2003 - Veridium Corporation (OTCBB: VRDM), a premier environmental services provider that uses its patented and proprietary green technologies to recycle and mine commodities from industrial hazardous wastes, today announced revenues of $4.1 million for the third quarter ended September 30, 2003, compared with revenues of $1.3 million for the quarter ended September 30, 2002.

Net income for the third quarter ended September 30, 2003, decreased to a loss of $34,000, compared to net income of $11,000 for the same period in 2002. Earnings before interest, taxes, depreciation and amortization for the quarter ended September 30, 2003, increased to $375,000, up from $161,000 for the same period in 2002.

The results for the current quarter are additionally improved from the $3.1 million in revenues, $860,000 net loss and $318,000 loss before interest, taxes, depreciation and amortization, including write-offs and certain non-cash items, realized in the second quarter ended June 30, 2003.

The increase in revenues for the quarter ended September 30, 2003, is due to the impact of the Company's recent acquisition of several companies and an increased growth rate of sales. The Company's net loss reflects the decreasing impact of non-recurring expenses associated with the completion of the Company's consolidation during the period. These expenses are expected to decrease further in the short term as the Company completes its integration process and normalizes expenses for its combined operations.

Business  Outlook

The Company's chairman and chief executive officer, Kevin Kreisler, stated that "We are excited by our top and bottom line progress and we are looking forward to meeting our revenue and profitability targets for the fourth quarter. With the completion of our consolidation process and continued increased operational performance we expect to demonstrate the accretive impact of our recent acquisitions in the immediate term."

A chief goal integral to the completion of the Company's consolidation efforts is the refinancing of the Company's existing credit facilities and the restructuring of the Company's consolidated balance sheet with the conversion of pre-consolidation debt and other liabilities into various forms of equity. The Company has entered into agreements with various creditors and lenders in this regard and expects to close on these items in the current quarter.

The Company's Form 10QSB for the third quarter ended additionally disclosed that consolidated revenues for the nine months ended September 30, 2003, increased 167% to $8.1 million from $3.0 million for the period ended September 30, 2002. Net loss for the nine months was $1.2 million compared with net loss of $702,000 for the same period in 2002. Cost of revenues for the nine months ended September 30, 2003 increased 171% to $6.3 million from $2.3 million for the same period in 2002, corresponding to a gross profit margin for the current period of 23%.

Conference Call

The Company will host a conference call to discuss its third-quarter results of operations at 10:00 a.m. EST Friday, November 14, 2003, which will be simultaneously broadcast live over the Internet. The call will be hosted by Kevin Kreisler and Jim Green, president of the Company's environmental services division. The call can be accessed at the following telephone numbers: (877) 407-8031 and will be available as a webcast on www.vcall.com. A replay of the call will be available at vcall.com until November 15, 2003. To access the replay, please call (877) 660-6853 and use the conference identification number 82538.

The Company's Form 10QSB for the third quarter ended September 30, 2003 is available online at www.veridium.com.


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About Veridium Corporation

Founded on the premise that environmentally superior results can be cost-effective, Veridium is setting a new standard for environmental service with its focus on the use of state of the art green technologies to recycle, reuse and mine commodities from industrial hazardous wastes. Veridium's patented and proprietary technologies allow it to offer a much broader array of competitively priced industrial hazardous waste recycling services than any other recycling service provider in existence. Veridium's mission is to minimize and eliminate the need for disposal and reduce the burden on natural resources by recycling, reusing and mining all reusable resources from industrial hazardous wastes in a safe, compliant and profitable manner. Additional information on Veridium and its business model is available online at www.veridium.com.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or the Company's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with the Company's business can be found in the Company's predecessor, KBF Pollution Management, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2002, and other periodic filings with the SEC. The Company trades on the over the counter bulletin board maintained by the NASD under the symbol VRDM.